Exhibit 10.36

FORM OF

NON-QUALIFIED STOCK OPTION AGREEMENT

GRANTED PURSUANT TO THE 2003 STOCK AND INCENTIVE PLAN

THIS AGREEMENT, entered into as of the Date of Grant (as defined herein), by and between ____________ (the “Participant”) and Matador Resources Company (the “Company”).

RECITALS

WHEREAS, the Company has instituted the Matador Resources Company 2003 Stock and Incentive Plan (the “Plan”), which is incorporated by reference into and forms a part of this Agreement, and the Participant has been selected by the board of directors or committee (collectively, the “Committee”) administering the Plan to receive a Non-Qualified Stock Option Award under the Plan.

NOW THEREFORE, IT IS AGREED, by and between the Company and the Participant as follows:

1.	Definitions. Terms otherwise not defined herein shall have the meaning ascribed to them in the Plan.

2.	Terms of Award. In consideration for the Participant’s service to the Company and to provide incentive to the Participant to continue service to the Company, a Non-Qualified Stock Option (the “Option”) is hereby granted to the Participant on the following terms:

(a)	Number of Shares. The number of shares subject to the Option is _________ shares of common stock, par value $0.01 per share (“Shares”).

(b)	Exercise Price. The “Exercise Price” is $_____ for each Share.

(c)	Date of Grant. This Option is granted as of __________ (the “Date of Grant”).

(d)	Non-Incentive Stock Options. The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

(e)	Exercisability. The Option shall be exercisable as follows:

________ Shares as of the Date of Grant.

(f)	Other Terms. The Option shall, in all respects, be subject to the terms, definitions and provisions of the Plan.

3. Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be earliest to occur of:

(a) the ___-year anniversary of the Date of Grant;

(b) if the Participant’s Date of Termination occurs by reason of death or Disability, the one-year anniversary of such Date of Termination;

(c) if the Participant’s Date of Termination occurs by reason, in whole or in material part, for Cause, on such Date of Termination; or

(d) if the Participant’s Date of Termination occurs for reasons other than death, Disability or Cause, 30 days after such Date of Termination.

4. Method of Exercise. This Option shall be exercisable by a written notice delivered to the Company that shall:

(a) state the election to exercise the Option and the number of Shares in respect of which it is being exercised; and

(b) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Participant, be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Option.

5. Payment. The Exercise Price of any Shares purchased shall be paid in any manner permitted by the Plan.

6. Withholding. The Participant shall make satisfactory arrangements for the withholding of any amounts necessary for withholding in accordance with applicable federal or state income tax laws.

7. Issuance of Shares. No person shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such person. As a condition of any issuance of a certificate for Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, the Option Agreement or any law or regulation including, but not limited to, the following:

(a) A representation, warranty or agreement by the Participant to the Company at the time any Option is exercised that he or she is acquiring the Shares to be issued to him or her for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(b) A representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

8. Surrender of Option. Upon exercise of this Option in part, if requested by the Company, the Participant shall deliver this Option and any other written agreements executed by the Company and the Participant with respect to this Option to the Company, which shall endorse or cause to be endorsed thereon a notation of such exercise and return all such agreements to the Participant.

9. Transferability of Option. The Option is not transferable, other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.

10. Administration. The Plan and this Option shall be administered by the Committee as provided for and described in the Plan.

MATADOR RESOURCES COMPANY

Joseph Wm. Foran Chairman & CEO

The Participant acknowledges receipt of a copy of the Plan, and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions of the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Plan) upon any questions arising under the Plan.

Participant: